As filed with the Securities and Exchange Commission on May 21, 2026.

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Builders FirstSource, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2084569
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6031 Connection Drive, Suite 400

Irving, Texas 75039

(214) 880-3500

(Address, Including Zip Code, of Principal Executive Offices)

Builders FirstSource, Inc. 2026 Equity Incentive Plan

Builders FirstSource, Inc. Employee Stock Purchase Plan

(Full Title of the Plans)

Alena Brenner Executive Vice President and Chief Legal Officer Builders FirstSource, Inc. 6031 Connection Drive, Suite 400 Irving, Texas 75039 (214) 880-3500	With a copy to: John B. Shannon, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Builders FirstSource, Inc. (the “Company” or the “Registrant”) has filed this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 3,550,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), that may be issued under the Builders FirstSource, Inc. 2026 Equity Incentive Plan (the “Equity Incentive Plan”); (ii) 2,500,000 shares of the Company’s Common Stock that may be issued under the Builders FirstSource, Inc. Employee Stock Purchase Plan (the “Stock Purchase Plan,” and together with the Equity Incentive Plan, the “Plans”); and (iii) such additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Alena Brenner, the Company’s Executive Vice President and Chief Legal Officer, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (as filed with the Commission on February 17, 2026) (the “Form 10-K”);

(2) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 (filed with the Commission on April 30, 2026);

(3) The Company’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the Commission on April 30, 2026 and May 18, 2026;

(4) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2025;

(5) The description of the Company’s Common Stock that is contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 14, 2005 (File No.  333-51357) under the Exchange Act, as updated by the description of the Registrant’s Common Stock contained in Exhibit 4.7 to the Form 10-K, and including any other amendment or report filed for the purpose of updating such description; and

(6) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue, or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Any such indemnification may be made by such corporation only as authorized in each specific case upon a determination by the stockholders, disinterested directors, or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation and amended and restated by-laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

The Company has entered into indemnification agreements with its directors. The indemnification agreements provide indemnification to the Company’s directors under certain circumstances for acts or omissions that may not be covered by directors’ and officers’ liability insurance and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. The Company currently maintains liability insurance for its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of Builders FirstSource, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report of Form 8-K, filed with the Securities and Exchange Commission on May 27, 2025, File Number 001-40620)

4.2

Amended and Restated By-Laws of Builders FirstSource, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 27, 2025, File Number 001-40620)

5.1	Opinion of Alston & Bird LLP

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature page)

99.1

Builders FirstSource, Inc. 2026 Equity Incentive Plan (incorporated by reference to Appendix A of the Company’s definitive Proxy Statement on Schedule 14A, filed with the Commission on April 2, 2026, File Number 001-40620)

99.2

Builders FirstSource, Inc. Employee Stock Purchase Plan (incorporated by reference to Appendix B of the Company’s definitive Proxy Statement on Schedule 14A, filed with the Commission on April 2, 2026, File Number 001-40620)

107	Filing fee table

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on May 21, 2026.

Builders FirstSource, Inc.

By:	/s/ Peter M. Jackson
Peter M. Jackson
President and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alena Brenner and Minator Azemi, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter M. Jackson Peter M. Jackson	President and Chief Executive Officer (Principal Executive Officer)	May 21, 2026

/s/ Pete R. Beckman Pete R. Beckman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 21, 2026

/s/ Matthew Trester Matthew Trester	Vice President and Controller (Principal Accounting Officer)	May 21, 2026

/s/ Paul S. Levy Paul S. Levy	Chairman and Director	May 21, 2026

/s/ Cheryl Ainoa Cheryl Ainoa	Director	May 21, 2026

/s/ Mark A. Alexander Mark A. Alexander	Director	May 21, 2026

/s/ Cory J. Boydston Cory J. Boydston	Director	May 21, 2026

/s/ Dirkson R. Charles Dirkson R. Charles	Director	May 21, 2026

/s/ Cleveland A. Christophe Cleveland A. Christophe	Director	May 21, 2026

/s/ William Bradley Hayes William Bradley Hayes	Director	May 21, 2026

/s/ Brett N. Milgrim Brett N. Milgrim	Director	May 21, 2026

/s/ James O’Leary James O’Leary	Director	May 21, 2026

/s/ Maria Renz Maria Renz	Director	May 21, 2026

/s/ Dave E. Rush Dave E. Rush	Director	May 21, 2026

/s/ Craig Steinke Craig Steinke	Director	May 21, 2026